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                                                                 Exhibit (g)(12)

Bankers Trust Company
One Bankers Trust Plaza, New York, New York  10006

                                             Mailing Address:
                                             P.O. Box 318, Church Street Station
                                             New York, New York 10008-0318


                                December 4, 1998


The Board of Directors
The ARCH Fund, Inc.
3435 Stelzer Road
Columbus, Ohio  43219


         Re: Delegation of Responsibilities as a Foreign Custody Manager
         ---------------------------------------------------------------

Dear Sirs:

         Pursuant to the provisions of Rule 17f-5(b) under the Investment Company Act of 1940, as amended (the "1940 Act"), and subject to the terms and conditions set forth herein, you (the "Board") on behalf of The ARCH Fund, Inc., a Maryland corporation (the "Fund") hereby delegate, and Bankers Trust Company, a New York banking corporation (the "Delegate"), hereby agrees to accept and assume certain responsibilities described herein concerning custody of (1) the Fund's investments for which the primary market is outside of the United States and (2) such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments (such investments, cash and cash equivalents shall hereinafter be referred to collectively as "Assets").

         1.       Representations of the Parties

         The Delegate represents and warrants that it is a U.S. Bank within the meaning of Rule 17f-5(a)(7) under the 1940 Act and has the power and authority to execute, deliver and perform this Agreement.

         The Board represents and warrants that it has determined that it is reasonable to rely on the Delegate to perform the responsibilities delegated by this Agreement and has duly authorized the execution and delivery of this Agreement on behalf of the Fund.



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         2.       Jurisdictions Covered

         The authority delegated by this Agreement subject to the provisions of the last paragraph of this Section 2 applies with respect to Assets held in the jurisdictions covered by the Delegate's subcustodial network which are currently listed in Appendix A. Jurisdictions may be added by electronic notification via the Delegate's electronic on-line systems to which the Fund or its Investment Manager may subscribe. The Delegate's responsibility and authority with respect to jurisdictions so added shall commence subject to the provisions of the last paragraph of this Section 2 on the date of, or set forth in, the flash notice.

         Each of the Board and the Delegate may withdraw its delegation or its acceptance of such delegation with respect to any jurisdiction upon written notice to the Delegate or the Board, as the case may be. Such withdrawal shall be effective sixty (60) days after receipt of such notice by the party to which notice has been sent and thereafter the Delegate shall have no further responsibility or authority under this Agreement with respect to the jurisdiction or jurisdictions as to which authority or acceptance of delegation is so withdrawn.

         3.       Delegation of Authority to Act as Foreign Custody Manager

         (a) Subject to the provisions of this Agreement and the requirements of applicable law, including Rule 17f-5 under the 1940 Act, the Delegate is authorized to place and maintain Assets in the care of any Eligible Foreign Custodian or Custodians within the meaning of Section 17f of the 1940 Act, Rule 17f-5(a)(1) under the 1940 Act, including Foreign Branches of U.S. Banks, in each jurisdiction in which this Agreement applies and to enter into on behalf of the Fund such written contract or contracts governing the Fund's foreign custody arrangements with such Eligible Foreign Custodian or Custodians as the Delegate deems appropriate.

         (b) The authority granted in (a) of this paragraph 3 shall include, subject to the same limitations set forth therein, the authority to withdraw Assets from an Eligible Foreign Custodian in any jurisdiction in which this Agreement applies and to place and maintain the Assets so withdrawn in the care of another Eligible Foreign Custodian in the same jurisdiction and to enter into appropriate written contracts governing the Fund's foreign custody arrangements with such Eligible Foreign Custodian.

         4.       Monitoring of Eligible Foreign Custodians and Contracts

         In each case in which the Delegate has exercised the authority delegated under this Agreement under Section 3(a) to place Assets with an Eligible Foreign Custodian, the Delegate is authorized to, and shall on behalf of the Fund, establish, pursuant to Section 17f-5(c)(3) a system to monitor the appropriateness of maintaining the Fund's Assets with such Eligible Foreign Custodian and the contract with such Eligible Foreign Custodian. If the placement of Assets with any party in any country outside of the United States no longer meets the requirements of Rule 17f-5 under the 1940 Act, the Delegate shall withdraw such Assets from such party as soon as reasonably practicable.



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         5.    Guidelines and Procedures for the Exercise of Delegated Authority

         (a) Board's Conclusive Determination Regarding Country Risk.

         In exercising its delegated authority under this Agreement, the Delegate may assume, for all purposes, that the Board (or the Fund's investment adviser pursuant to authority delegated by the Board) has considered and, pursuant to its fiduciary duties to the Fund and its shareholders, determined to accept such country risk as is incurred by placing and maintaining Assets in the jurisdictions to which this Agreement applies. In exercising its delegated authority under this Agreement, the Delegate may also assume that the Board (or the Fund's investment adviser pursuant to authority delegated by the Board) has, and will continue to monitor such country risk to the extent that the Board deems necessary or appropriate. Nothing in this Agreement shall require the Delegate to make any selection or to engage in any monitoring on behalf of the Fund that would entail the consideration of country risk. For purposes of this
Section 5(a), country risk means all factors reasonably related to the systemic risk of holding assets in a particular country, including, without limitation, such country's financial infrastructure (including any compulsory securities depositories (as hereinafter defined) operating in such country); prevailing custody and settlement practices; and laws and regulations applicable to the safekeeping and recovery of assets held in custody. A compulsory securities depository is a securities depository within the meaning of Rule 17f-5(a)(6) under the 1940 Act the use of which is (i) mandatory by law or regulation or
(ii) in practice mandatory because (x) securities cannot be withdrawn from the depository or (y) maintaining securities outside of the depository is not consistent with prevailing custodial practices.

         (b) Selection of Eligible Foreign Custodians.

         In exercising the authority delegated under this Agreement to place Assets with an Eligible Foreign Custodian, the Delegate shall determine that Assets will be held by such Eligible Foreign Custodian subject to reasonable care based on the standards applicable to custodians in the relevant market in which the Assets will be held after considering all factors relevant to the safekeeping of such Assets, including, without limitation, those set forth in Rule 17f-5(c)(1) of the 1940 Act.

         (c) Evaluation of Written Contracts.

         In exercising the authority delegated under this Agreement to enter into written contracts governing the Fund's foreign custody arrangements with an Eligible Foreign Custodian, the Delegate shall determine that such contracts (or, in the case of a securities depository (as defined in Section (a)(6) of Rule 17f-5) other than a compulsory securities depository, such contract, the rules or established practices and procedures of such depository, or any combination of the foregoing) provide reasonable care for any Assets based on the standards applicable to Eligible Foreign Custodians in the relevant market, as specified in Rule 17f-5(c)(1) under the 1940 Act. In making this determination, the Delegate shall consider the criteria identified in of Rule 17f5(c)(2) of the 1940 Act.




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         6.       Standard of Care

         In exercising the authority delegated under this Agreement, the Delegate will exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Assets would exercise, consistent with the provisions of this Agreement and its obligations as Delegate pursuant to Section (b)(3) of Rule 17f-5 under the 1940 Act.

         7.       Notification of Custodial Placement

         The Delegate agrees to provide written reports notifying the Board of the placement of Assets with a particular Eligible Foreign Custodian and of any material change in the Fund's foreign custody arrangements. Such reports shall be provided to the Board quarterly. Upon the occurrence of a material change in the Fund's foreign custody arrangements, the Delegate shall notify the Board in writing within a reasonable time after such change.

         8.       Fees and Expenses

         The Delegate shall charge fees and be reimbursed for expenses for performing its functions under this Agreement as may be agreed between the parties hereto.

         9.       Effectiveness and Termination

         This Agreement shall become effective as of the date set forth above upon the execution and delivery of this Agreement or a counterpart thereof by each party thereto to the other party. This Agreement may be terminated at any time, without penalty, by either party hereto, by written notice from the terminating party to the non-terminating party. Such termination shall become effective 30 days after receipt by the non-terminating party of such notice. This Agreement shall also terminate upon the effectiveness of termination of the employment of the Delegate as custodian of Assets.

         10.      Notices

         All communications and notices between the parties hereto in connection herewith (a) shall be in writing, hand delivered or sent by telex, telegram, cable, facsimile or other means of electronic communication agreed upon by the parties hereto addressed, if to the Fund, to:

                         Mr. Timothy S. Englebrecht
                         The ARCH Mutual Fund Group
                         Mercantile Investment Services, Inc.
                         1 Mercantile Center
                         St. Louis, Missouri  63101
                         Tel:  (314) 418-2692
                         Fax:  (314) 418-1827




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If to the Delegate, to:             Mr. Todd Naznitsky
                                    Bankers Trust Company
                                    16 Wall Street, 3rd Floor
                                    New York, New York  10005
                                    Tel:  (212) 618-2190
                                    Fax:  (212) 618-3042

or in either case to such other address as shall have been furnished to the receiving party pursuant to the provisions hereof and (b) shall be deemed effective when received, or, in the case of a telex, when sent to the proper number and acknowledged by a proper answerback.

         11.      Governing Law and Successors and Assigns

         This Agreement shall be construed in accordance with the laws of the State of New York and shall not be assignable by either party but shall bind the successors in interest of the Board and the Delegate. Any suit, action or proceeding arising out of this Agreement may be instituted in any State or Federal court sitting in the City of New York, State of New York, United States of America, and the Fund irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding and waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding was brought in an inconvenient forum. Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified air mail, postage prepaid, to the other party at its address set forth in Section 10 above or in any other manner permitted by law.

         12.      Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.



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         If the foregoing correctly sets forth our understanding, please execute in the space provided below and return to the undersigned the enclosed copy of this Agreement.


                                        Very truly yours,


                                        BANKERS TRUST COMPANY


                                        By: /s/ Richard M. Quintal
                                            ----------------------
                                            Richard M Quintal
                                            Managing Director


AGREED AS SET FORTH ABOVE

The ARCH Fund, Inc.


By: /s/ Jerry Woodham
    -----------------




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                                   APPENDIX A


The following are the jurisdictions covered by the Delegate's subcustodial network, as referenced in Paragraph 2:

Argentina                                                     Peru
Australia                                                     Poland
Austria                                                       Portugal
Bangladesh                                                    Russia
Belgium                                                       Singapore
Botswana                                                      Slovak Republic
Brazil                                                        South Africa
Canada                                                        South Korea
Chile                                                         Spain
People's Republic of China-Shanghai                           Sri Lanka
People's Republic of China-Shenzhen                           Sweden
Colombia                                                      Switzerland
Czech Republic                                                Taiwan
Denmark                                                       Thailand
Ecuador                                                       Turkey
Egypt                                                         United Kingdom
Finland                                                       Venezuela
France                                                        Zambia
Germany                                                       Zimbabwe
Ghana
Greece
Hong Kong
Hungary
India
Indonesia
Ireland
Israel
Italy
Japan
Jordan
Kenya
Luxembourg
Malaysia
Mauritius
Mexico
Morocco
Netherlands
New Zealand
Norway
Pakistan


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